EXHIBIT 99.1

PERSEON LAUNCHES AS A NEW LIFE SCIENCES COMPANY IN THE
SILICON SLOPES OF UTAH

Perseon to Showcase its Leading Microwave Ablation Technology at 40th Annual Scientific Meeting of
Society of Interventional Radiology (SIR)

Salt Lake City – February 24, 2015 – BSD Medical Corporation (NASDAQ:BSDM) (the Company), a leading provider of medical systems that utilize heat therapy to treat cancer, today unveiled its new name and corporate identity, Perseon Corporation (Perseon).  The Company’s new name is coupled with a new visual identity, including the new tagline “Science for Humanity.”

“The change of our name to Perseon, a word with multiple references to our mission and technology, succinctly represents our focus as a pure play microwave ablation company with a market leading product platform,” said Clint Carnell, CEO of Perseon.  “Perseon is a truly authentic and memorable name that will resonate with our customers and peers and clearly defines our purpose – to ablate, or ‘destroy,’ diseased soft tissue (tumors).  The launch of our new name and identity is the first in a series of rebranding initiatives that will support our goals in marketing and education, peer-to-peer influence and clinical-based, product innovation, all of which are essential to our future success in life sciences.  We are excited about our momentum and will be sharing more about our new company in the weeks and months ahead.”

In conjunction with the corporate name change to Perseon, the ticker symbol for BSD Medical’s common shares traded on The Nasdaq Capital Market will change from “BSDM” to “PRSN,” effective February 25, 2015.

Perseon’s all-new corporate website at perseonmedical.com will go live in the second quarter of 2015.

Perseon at SIR February 28 – March 5, 2015

Perseon will showcase its market-leading MicroThermX® microwave ablation technology at the 40th Annual Scientific Meeting of the Society of Interventional Radiology (SIR) being held February 28 through March 5, 2015 at Georgia World Congress Center in Atlanta.  Perseon will be located in Booth 551.

About Perseon

Perseon Corporation, formerly BSD Medical Corporation, is a life sciences company that develops, manufactures, markets and services groundbreaking medical systems to treat cancer using heat therapy. Perseon’s MicroThermX® microwave ablation system employs precision-guided microwave energy to ablate diseased soft tissue. The Company has developed extensive intellectual property and distributes its products in the United States, Europe and Asia.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our intent to divest our hyperthermia business in Spring 2015, focus on microwave ablation to create stockholder value, comply with Nasdaq continued listing requirements, generate capital from a transaction related to our building and pursue other strategic plans are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to execute on our strategic plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com